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                                                                     EXHIBIT 5.1

                                  July 28, 2000

Perficient, Inc.
7600-B North Capital of Texas Highway, Suite 340
Austin, Texas

         Re:      PERFICIENT, INC.

Gentlemen:

         We have acted as counsel to Perficient, Inc. (the "Company") in connection with all proceedings relating to the authorization and proposed issuance and sale by you of shares of common stock, $.001 par value per share ("Common Stock") upon the exercise of stock options granted pursuant to the Perficient, Inc. 1999 Stock Option/Stock Issuance Plan, as amended (the "1999 Plan"), and under stock option agreements between the Company and certain officers, consultants, and advisors of the Company (the "Additional Options") as described in the Registration Statement on Form S-8 (the "Registration Statement"), filed by you with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

                  Based upon our examination of such documents and proceedings as we have deemed necessary and pertinent, we are of the opinion that:

         1. Perficient, Inc. (the "Company") is a corporation duly organized and existing under the laws of the State of Delaware;

         2. The 1999 Plan has been duly authorized and approved by the Board of Directors and the stockholders of the Company;

         3. The shares of Common Stock reserved by the Board of Directors of the Company for issuance upon the exercise of stock options granted under the 1999 Plan have been duly authorized;

         4. The shares of Common Stock reserved by the Board of Directors for issuance upon the exercise of the Additional Options have been duly authorized;

         5. When the shares of Common Stock are issued upon the due exercise of stock options granted in accordance with the 1999 Plan and upon exercise of the Additional Options, such shares of Common Stock will be duly and validly issued and outstanding and will be fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                        Very truly yours,

                        /s/ Gibbons, Del Deo, Dolan, Griffinger & Vecchione P.C. GIBBONS, DEL DEO, DOLAN,
                        GRIFFINGER & VECCHIONE
                        A Professional Corporation